N E W S

                                                                                    January 15, 2002

                                                                                    Beth Copeland - Media
                                                                                    (317) 269-1395
                                                                                    William J. Brunner - Shareholders & Analysts
                                                                                    (317) 269-1614

                                                                                    FOR IMMEDIATE RELEASE

First Indiana Announces Year and Fourth Quarter Results

          (Indianapolis) -- First Indiana Corporation (NASD – FINB) today announced earnings of $20.0 million, or $1.56 per diluted share, for the year ended December 31, 2001. Earnings for the previous year were $24.8 million, or $1.94 per diluted share. The fourth quarter net loss was $372,000, or $.03 per diluted share, compared to net earnings of $6.7 million, or $.53 per diluted share, for the same period in 2000.

          "The increased provision for loan losses and the charge-off of overdrafts by a commercial banking client led to the net loss for the quarter," said Robert H. McKinney, Chairman. "However, we were successful in our two key goals of increasing business loans and core deposits. While the economic slowdown has had an unfavorable effect on our earnings, and we are disappointed with the fourth quarter, we have taken actions to help us face uncertain economic times."

          Growth occurred in the targeted portfolio of business loans, which increased 64 percent to $512.7 million at December 31, 2001, compared with $312.8 million one year ago. Consumer and residential mortgage loans outstanding decreased as a result of prepayments due to the lower interest-rate environment. Residential mortgages also decreased as a result of the Corporation’s exit from the mortgage banking business. Therefore, loans receivable remained relatively flat at $1.76

First Indiana Announces Year and Fourth Quarter Results
January 15, 2002

billion outstanding on December 31, 2001, compared to $1.78 billion one year ago.

          First Indiana’s demand and savings deposits increased 22 percent during 2001 to $753.0 million from $614.8 million at December 31, 2000. Demand deposits grew 27 percent to $305.2 million at year-end, and savings deposits increased 19 percent to $447.8 million. This growth is the result of two key factors. First, the continued long-term strategy of building relationships with business and personal clients has shown positive results in highly profitable demand and savings deposit growth. Second, the slowing economy has encouraged consumers to remain liquid.

          Net interest margin was 3.46 percent for the quarter ended December 31, 2001, and 3.69 percent for the year, compared with 3.88 percent and 3.90 percent for the same periods in 2000. The Federal Reserve Board reduced interest rates 11 times in 2001. Rapidly falling interest rates, combined with a net asset sensitive position within a one-year time period, put downward pressure on net interest margin.

          The provision for loan losses was $7.9 million for the fourth quarter 2001, compared to $2.4 million for the fourth quarter 2000, reflecting higher non-performing loans and charge-offs and the current economic environment. Net charge-offs for the fourth quarter 2001 were $7.2 million, compared to $1.5 million for the fourth quarter in 2000. The increased level of charge-offs primarily resulted from several business loan relationships, the largest of which had previously been classified as impaired with a specific reserve established.

          Non-performing assets totaled $46.8 million at December 31, 2001, compared to $40.9 million at September 30, 2001. The aggregate credit facility of one commercial banking customer totaling $6.5 million was added to non-performing loans in the fourth quarter.

          Non-interest income totaled $44.0 million and $25.6 million for 2001 and 2000, respectively.

First Indiana Announces Year and Fourth Quarter Results
January 15, 2002

The increase in non-interest income for the year was broad-based and was fueled by First Indiana’s strategy of expanding client relationships, the merger with The Somerset Group, Inc. in September 2000, and asset sales.

          Total non-interest expense was $19.8 million for the fourth quarter 2001, compared to $16.3 million in the fourth quarter 2000. Included in the category of other non-interest expense is $4.1 million from the write-off of overdrafts by a commercial banking client. Non-interest expense totaled $70.5 million in 2001 and $53.7 million in 2000. The primary reasons for the increase were the inclusion of the The Somerset Group’s operations since the merger on September 29, 2000, and the write-off of the overdrafts.

          The Corporation’s efficiency ratio for the year 2001 was 59.74 percent, compared to 51.96 percent in 2000. Excluding the impact of the write-offs of the overdrafts from one commercial banking client, the efficiency ratio would have been 56.30 percent for 2001. In 2001, the efficiency ratio increased from its historical levels due to the merger of The Somerset Group, which by the nature of its business has a higher level of non-interest expense as a percentage of revenue. Additionally, the decrease in net interest income in 2001 compared to 2000 has had a negative impact on the efficiency ratio.

          First Indiana Corporation changed its stock symbol from FISB to FINB, effective January 1, 2002. The change is a result of First Indiana’s transformation from a federal savings bank to a national bank, culminating with the conversion of First Indiana Bank to a national bank as of August 1, 2001, and the subsequent election of First Indiana Corporation to become a Financial Holding Company.

          First Indiana Corporation is a full-service financial services company offering comprehensive

First Indiana Announces Year and Fourth Quarter Results
January 15, 2002

financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest bank headquartered in Indianapolis, and Somerset Financial Services, an accounting and consulting firm. Founded in 1915, First Indiana Bank is a national bank with $2.0 billion in assets and 26 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, Oregon, and Ohio. First Indiana also originates consumer loans in 46 states through a national independent agent network. Through Somerset Financial Services and FirstTrust Indiana, a division of First Indiana Bank, First Indiana offers a full array of tax planning, accounting, consulting, wealth management, and investment advisory and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

          Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe-harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are general economic conditions, unforeseen international political events, changes in interest rates (including reductions or increases in lending rates established by the Board of Governors of the Federal Reserve System), loss of deposits and loan demand to other savings and financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings or

First Indiana Announces Year and Fourth Quarter Results
January 15, 2002

regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

First Indiana Announces Year and Fourth Quarter Results
January 15, 2002

Financial Highlights
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                    For the Three Months Ended
                                                           December 31
                                                ------------------------------------
                                                     2001                2000
                                                ----------------    ----------------
Total Interest Income                                  $ 34,456            $ 44,328
Total Interest Expense                                   17,253              24,943
Net Earnings (Loss)                                        (372)              6,651

Basic Earnings (Loss) Per Share                         $ (0.03)             $ 0.53
Diluted Earnings (Loss) Per Share                         (0.03)               0.53
Dividends Per Share                                        0.16                0.14

Net Interest Margin                                        3.46%              3.88%
Net Interest Spread                                        2.88                3.13
Efficiency Ratio                                          73.06               56.15
Annualized Return on Average Equity                       (0.69)              13.53
Annualized Return on Average Assets                       (0.07)               1.27

Average Shares Outstanding                           12,351,861          12,450,965
Average Diluted Shares Outstanding                   12,351,861          12,771,504

                                                    For the Twelve Months Ended
                                                           December 31
                                                ------------------------------------
                                                     2001                2000
                                                ----------------    ----------------
Total Interest Income                                 $ 157,128           $ 172,810
Total Interest Expense                                   83,079              95,042
Net Earnings                                             20,009              24,817

Basic Earnings Per Share                                 $ 1.61              $ 1.97
Diluted Earnings Per Share                                 1.56                1.94
Dividends Per Share                                        0.64                0.56

Net Interest Margin                                        3.69%              3.90%
Net Interest Spread                                        3.02                3.18
Efficiency Ratio                                          59.74               51.96
Return on Average Equity                                   9.60               13.28
Return on Average Assets                                   0.95                1.20

Average Shares Outstanding                           12,455,965          12,572,987
Average Diluted Shares Outstanding                   12,799,181          12,797,743

                                                           At December 31
                                                ------------------------------------
                                                     2001                2000
                                                ----------------    ----------------
Assets                                              $ 2,046,657         $ 2,085,997
Loans                                                 1,756,486           1,784,475
Deposits                                              1,379,478           1,399,983
Shareholders' Equity                                    209,031             198,812
Shareholders' Equity/Assets                               10.21%              9.53%
Shareholders' Equity Per Share                          $ 16.92             $ 15.96
Market Closing Price                                      21.91               23.50

Shares Outstanding                                   12,354,635          12,459,414

First Indiana Announces Year and Fourth Quarter Results
January 15, 2002

Condensed Consolidated Balance Sheets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                            December 31    September 30     December 31
                                                               2001            2001             2000
                                                          -------------------------------------------------
Assets
  Cash                                                           $ 62,147        $ 59,420         $ 43,114
  Federal Funds Sold                                                    -           8,000           22,000
                                                          -------------------------------------------------
    Total Cash and Cash Equivalents                                62,147          67,420           65,114
  Securities Available for Sale                                   147,863         154,408          158,784
  FHLB and Federal Reserve Bank Stock                              22,491          22,491           21,591
  Loans
    Business                                                      512,738         478,945          312,757
    Consumer                                                      675,111         699,533          748,290
    Residential Mortgage                                          292,503         355,357          466,125
    Single-Family Construction                                    224,926         240,927          207,569
    Commercial Real Estate                                         51,208          52,970           49,734
                                                          -------------------------------------------------
  Total Loans                                                   1,756,486       1,827,732        1,784,475
    Allowance for Loan Losses                                     (37,135)        (36,442)         (33,578)
                                                          -------------------------------------------------
  Net Loans                                                     1,719,351       1,791,290        1,750,897
  Premises and Equipment                                           20,587          20,626           19,212
  Accrued Interest Receivable                                      15,246          17,223           18,327
  Goodwill                                                         13,045          13,274           13,904
  Other Assets                                                     45,927          42,420           38,168
                                                          -------------------------------------------------
Total Assets                                                   $2,046,657      $2,129,152       $2,085,997
                                                          =================================================

Liabilities and Shareholders' Equity
  Liabilities
    Non-Interest-Bearing Deposits                               $ 165,023       $ 140,880        $ 123,836
    Interest-Bearing Deposits
        Demand Deposits                                           140,175         119,150          115,651
        Savings Deposits                                          447,832         418,322          375,331
        Certificates of Deposit                                   626,448         712,197          785,165
                                                          -------------------------------------------------
      Total Interest-Bearing Deposits                           1,214,455       1,249,669        1,276,147
                                                          -------------------------------------------------
    Total Deposits                                              1,379,478       1,390,549        1,399,983
    Short-Term Borrowings                                         121,082         124,983          117,725
    Federal Home Loan Bank Advances                               296,647         356,647          336,754
    Accrued Interest Payable                                        3,804           4,738            6,752
    Advances by Borrowers for Taxes and Insurance                  12,251          15,559            6,188
    Other Liabilities                                              24,364          23,989           19,783
                                                          -------------------------------------------------
  Total Liabilities                                             1,837,626       1,916,465        1,887,185
                                                          -------------------------------------------------
  Shareholders' Equity
    Preferred Stock                                                     -               -                -
    Common Stock                                                      137             137              135
    Capital Surplus                                                41,871          41,800           39,923
    Retained Earnings                                             183,196         185,469          170,954
    Accumulated Other Comprehensive Income                          4,084           4,982            2,046
    Treasury Stock at Cost                                        (20,257)        (19,701)         (14,246)
                                                          -------------------------------------------------
  Total Shareholders' Equity                                      209,031         212,687          198,812
                                                          -------------------------------------------------
Total Liabilities and Shareholders' Equity                     $2,046,657      $2,129,152       $2,085,997
                                                          =================================================

Certain amounts in prior periods have been reclassified to conform to current period presentation.

First Indiana Announces Year and Fourth Quarter Results
January 15, 2002

Condensed Consolidated Statements of Earnings
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                      Three Months Ended December 31 Twelve Months Ended December 31
                                                      ---------------------------------------------------------------
                                                           2001            2000           2001            2000
                                                      ---------------------------------------------------------------
Interest Income
  Loans                                                      $ 31,647       $ 41,043       $ 145,143       $ 159,877
  Securities Available for Sale                                 2,326          2,615           9,880          10,401
  Dividends on FHLB and Federal Reserve Bank Stock                380            461           1,627           1,746
  Federal Funds Sold                                              103            209             478             786
                                                      ---------------------------------------------------------------
    Total Interest Income                                      34,456         44,328         157,128         172,810
                                                      ---------------------------------------------------------------
Interest Expense
  Deposits                                                     12,300         17,842          59,997          65,253
  Short-Term Borrowings                                           717          1,755           4,301           6,384
  Federal Home Loan Bank Advances                               4,236          5,346          18,781          23,405
                                                      ---------------------------------------------------------------
    Total Interest Expense                                     17,253         24,943          83,079          95,042
                                                      ---------------------------------------------------------------
Net Interest Income                                            17,203         19,385          74,049          77,768
  Provision for Loan Losses                                     7,875          2,439          15,228           9,756
                                                      ---------------------------------------------------------------
Net Interest Income after Provision for Loan Losses             9,328         16,946          58,821          68,012
                                                      ---------------------------------------------------------------
Non-Interest Income
  Loan and Deposit Charges                                      3,839          1,964          12,643           7,282
  Loan Servicing Income                                           113            360             962           1,259
  Loan Fees                                                       805          1,132           3,736           3,367
  Trust Fees                                                      631            592           2,284           1,727
  Other Financial Services Fees                                 1,666          2,052           9,561           2,052
  Insurance Commissions                                           538            449           1,945             551
  Sale of Loans                                                 1,657          2,128           9,240           5,050
  Sale of Loan Servicing                                            -             54               -           1,251
  Sale of Investment Securities                                     -              -             543            (168)
  Sale of Premises and Equipment                                   26              1             575             (47)
  Other                                                           572            846           2,474           3,314
                                                      ---------------------------------------------------------------
    Total Non-Interest Income                                   9,847          9,578          43,963          25,638
                                                      ---------------------------------------------------------------
Non-Interest Expense
  Salaries and Benefits                                         8,220          8,205          36,720          28,451
  Net Occupancy                                                   965            866           3,724           2,904
  Equipment                                                     1,645          1,655           7,056           6,105
  Professional Services                                         1,164          1,242           4,122           3,254
  Marketing                                                       373          1,123           2,424           2,910
  Telephone, Supplies, and Postage                                869            828           3,515           2,943
  Goodwill Amortization                                           228            226             920             279
  Other                                                         6,300          2,119          12,020           6,882
                                                      ---------------------------------------------------------------
    Total Non-Interest Expense                                 19,764         16,264          70,501          53,728
                                                      ---------------------------------------------------------------
Earnings (Loss) before Income Taxes                              (589)        10,260          32,283          39,922
  Income Taxes                                                   (217)         3,609          12,274          15,105
                                                      ---------------------------------------------------------------
Net Earnings (Loss)                                            $ (372)       $ 6,651        $ 20,009        $ 24,817
                                                      ===============================================================

Basic Earnings (Loss) Per Share                               $ (0.03)        $ 0.53          $ 1.61          $ 1.97
                                                      ===============================================================

Diluted Earnings (Loss) Per Share                             $ (0.03)        $ 0.53          $ 1.56          $ 1.94
                                                      ===============================================================

Dividends Per Common Share                                     $ 0.16         $ 0.14          $ 0.64          $ 0.56
                                                      ===============================================================

Certain amounts in prior periods have been reclassified to conform to current period presentation.

First Indiana Announces Year and Fourth Quarter Results
January 15, 2002

Average Balance Sheets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                   Three Months Ended December 31           Twelve Months Ended December 31
                                                      2001                2000                  2001                2000
                                               ---------------------------------------   ---------------------------------------
Assets
  Federal Funds Sold                                      $ 21,929           $ 12,893               $ 13,463           $ 12,432
  Investment Securities                                    175,517            178,404                177,735            175,269
  Loans
    Business                                               495,284            300,862                417,517            273,513
    Consumer                                               682,992            750,065                719,516            734,128
    Residential Mortgage                                   324,782            500,195                394,583            516,897
    Single-Family Construction                             241,198            206,624                231,125            240,745
    Commercial Real Estate                                  50,763             48,400                 52,069             41,925
                                               ---------------------------------------   ---------------------------------------
  Total Loans                                            1,795,019          1,806,146              1,814,810          1,807,208
Total Earning Assets                                     1,992,465          1,997,443              2,006,008          1,994,909
  Other Assets                                             111,685             86,834                101,446             72,604
                                               ---------------------------------------   ---------------------------------------
Total Assets                                           $ 2,104,150        $ 2,084,277            $ 2,107,454        $ 2,067,513
                                               =======================================   =======================================

Liabilities and Shareholders' Equity
    Interest-Bearing Deposits
        Demand Deposits                                  $ 133,842          $ 118,771              $ 124,139          $ 118,641
        Savings Deposits                                   448,196            373,940                413,397            363,643
        Certificates of Deposit                            691,256            800,435                745,522            771,363
                                               ---------------------------------------   ---------------------------------------
      Total Interest-Bearing Deposits                    1,273,294          1,293,146              1,283,058          1,253,647
      Short-Term Borrowings                                118,822            113,741                112,991            107,849
      Federal Home Loan Bank Advances                      311,321            328,926                329,858            370,763
                                               ---------------------------------------   ---------------------------------------
    Total Interest-Bearing Liabilities                   1,703,437          1,735,813              1,725,907          1,732,259
    Non-Interest-Bearing Demand Deposits                   137,224            111,814                126,910            109,051
    Other Liabilities                                       49,819             41,090                 46,307             39,265
    Shareholders' Equity                                   213,670            195,560                208,330            186,938
                                               ---------------------------------------   ---------------------------------------
Total Liabilities and Shareholders' Equity             $ 2,104,150        $ 2,084,277            $ 2,107,454        $ 2,067,513
                                               =======================================   =======================================

Certain amounts in prior periods have been reclassified to conform to current period presentation.

First Indiana Announces Year and Fourth Quarter Results
January 15, 2002

Loan Charge-Offs and Recoveries
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                                   For the Three Months Ended                         For the Twelve Months Ended
                                                               December 31, 2001       December 31, 2000          December 31, 2001        December 31, 2000
                                                         ------------------------------------------------   -------------------------------------------------
Charge-Offs
  Business                                                               $ 4,208                    $ 48                    $ 4,464                    $ 380
  Consumer                                                                 2,304                   1,625                      6,528                    5,019
  Residential Mortgage                                                        66                      20                        160                       68
  Single-Family Construction                                                 471                      97                        764                      477
  Commercial Real Estate                                                     520                       -                        855                        -
                                                         ------------------------------------------------   -------------------------------------------------
Total Charge-Offs                                                          7,569                   1,790                     12,771                    5,944

Recoveries
  Business                                                                    49                      82                        181                      213
  Consumer                                                                   208                     150                        729                      662
  Residential Mortgage                                                         -                       -                          1                        6
  Single-Family Construction                                                 129                      29                        188                      126
  Commercial Real Estate                                                       1                       -                          1                        -
                                                         ------------------------------------------------   -------------------------------------------------
Total Recoveries                                                             387                     261                      1,100                    1,007

                                                         ------------------------------------------------   -------------------------------------------------
Net Charge-Offs                                                          $ 7,182                 $ 1,529                   $ 11,671                  $ 4,937
                                                         ================================================   =================================================

Net Charge-Offs to Average Loans (Annualized)                              1.60%                   0.34%                      0.64%                    0.27%

Non-Performing Assets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                December 31, 2001              September 30, 2001              December 31, 2000
                                             -----------------------------   ----------------------------   -----------------------------
Non-Performing Loans                                        $ 39,811                        $ 36,587                       $ 32,548
Real Estate Owned - Net                                        6,990                           4,314                          2,593
                                             ------------------------        ------------------------       ------------------------
Total Non-Performing Assets                                 $ 46,801                        $ 40,901                       $ 35,141
                                             ========================        ========================       ========================

Allowance for Loan Losses to Loans                              2.11%                          1.99%                         1.88%

Allowance for Loan Losses
   to Non-Performing Loans                                     93.28                           99.60                         103.16

Total Loan and REO Loss Allowance
   to Non-Performing Assets                                    79.56                           89.23                          95.61

Total Non-Performing Assets
   to Total Loans and REO                                       2.65                            2.23                           1.97